Exhibit 99.77D

                             MERCANTILE FUNDS, INC.
                                 ("Registrant")
                                   Form N-SAR

               For the Semi-Annual period ended November 30, 2005

          Sub-Item 77D: Policies with respect to security investments.

At a meeting held on November 17, 2005, the Board of Directors of the registrant approved a change in the principal investment strategy of the Low Duration Bond Fund. The investment strategy changed that under normal circumstances, the fund invests at least 80% of its net assets (which includes borrowings for investment purposes) in investment grade debt securities. The fund intends to invest in a broad range of bonds and other debt securities. The fund may also invest up to 15% of its net assets in below-investment grade debt securities (including U.S. and foreign dollar denominated bonds), also known as junk bonds. The fund seeks to minimize fluctuations in share price by maintaining a weighted average duration of three years or less. The strategy change was disclosed to registrant's shareholders pursuant to supplements dated November 23, 2005 to registrant's prospectuses dated September 28, 2005, which were filed with the Securities and Exchange Commission on November 23, 2005 via EDGAR and are incorporated herein by reference.

At a meeting held on November 17, 2005, the Board of Directors of the registrant approved a change in the principal investment strategy of the Equity Income Fund. Effective January 23, 2006, the investment strategy changed that under normal circumstances, the fund invests at least 80% of its net assets (which includes borrowings for investment purposes) in income-producing equities (common and preferred stocks, and securities convertible into common stock) of U.S. companies. The strategy change was disclosed to registrant's shareholders pursuant to supplements dated November 23, 2005 to registrant's prospectuses dated September 28, 2005, which were filed with the Securities and Exchange Commission on November 23, 2005 via EDGAR and are incorporated herein by reference.

At a meeting held on November 17, 2005, the Board of Directors of the registrant approved a change in the investment objective of the Total Return Bond Fund. Effective December 23, 2005, the investment objective changed to seek total return by combining elements of capital appreciation and as high a level of current income as is consistent with protection of capital. The strategy change was disclosed to registrant's shareholders pursuant to supplements dated November 23, 2005 to registrant's prospectuses dated September 28, 2005, which were filed with the Securities and Exchange Commission on November 23, 2005 via EDGAR and are incorporated herein by reference.